Exhibit 99.1

Atlantic Power Corporation Announces Election of Directors

DEDHAM, MASSACHUSETTS — June 20, 2017 — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) announced that the nominees listed in the management information circular and proxy statement for the 2017 Annual and Special Meeting of shareholders were elected as directors of the Company.  Detailed results of the votes by proxy for the election of directors held at the Annual and Special Meeting of shareholders today in Toronto, Ontario are set out below.

Nominee	Votes For	% For	Votes Withheld	% Withheld
Irving R. Gerstein	42,544,230	95.91%	1,815,311	4.09%
R. Foster Duncan	42,836,216	96.57%	1,523,327	3.43%
Kevin T. Howell	42,770,278	96.42%	1,589,264	3.58%
Holli C. Ladhani	42,660,769	96.17%	1,698,773	3.83%
Gilbert S. Palter	42,580,317	95.99%	1,779,226	4.01%
James J. Moore, Jr.	42,957,529	96.84%	1,402,014	3.16%

About Atlantic Power

Atlantic Power owns and operates a diverse fleet of twenty-three power generation assets across nine states in the United States and two provinces in Canada.  The Company’s power generation projects sell electricity to utilities and other large commercial customers largely under long-term power purchase agreements, which seek to minimize exposure to changes in commodity prices.  The aggregate gross electric generation capacity of this portfolio is approximately 2,138 megawatts (MW), and the Company’s aggregate net ownership interest is approximately 1,500 MW.  Nineteen of the projects are currently operational, totaling 1,975 MW on a gross capacity basis and 1,337 MW on a net ownership basis.  The remaining four projects, all in Ontario, are not operational, three due to revised contractual arrangements with the offtaker and the other, Tunis, has a forward-starting 15-year contractual agreement that will commence between November 2017 and June 2019.

Atlantic Power’s shares trade on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP.  For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of the Company’s financial data and other publicly filed documents are available on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.